EXHIBIT 2.1
                                                                     -----------

                         AGREEMENT OF PURCHASE AND SALE

This Agreement of Purchase and Sale ("AGREEMENT") is entered into this 30th day of December, 2004, by and among Vehicle Recycling Solutions, LLC, a Delaware limited liability company ("VRS"), each of the Business Sellers and Property Owners (each as defined below), and Pick-N-Pull Auto Dismantlers, a California general partnership ("PNP"). PNP, on the one hand, and the Sellers (defined below), on the other hand, are each referred to herein as a "PARTY" and together as the "PARTIES."

                             BACKGROUND AND PURPOSE

     A. VRS, through its 100% wholly owned subsidiaries, operates self-service automobile dismantling and recycling facilities located in St. Louis, Missouri, Kansas City, Missouri, Columbus, Ohio and Virginia Beach, Virginia (collectively, the "BUSINESS(ES)").

     B. The Business in St. Louis, Missouri is (i) owned and operated by U-Wrench-It Auto Parts of St. Louis, LLC, a Delaware limited liability company, of which VRS is the sole member ("UWI-STL"), and (ii) conducted on real property owned by U-Wrench-It St. Louis Properties, LLC, a Delaware limited liability company, of which VRS is the Sole member ("UWI-STL PROPERTIES").

     C. The Business in Kansas City, Missouri is (i) owned and operated by U-Wrench-It Auto Parts of Kansas City, LLC, a Delaware limited liability company, of which VRS is the sole member ("UWI-KC"), and
          (ii) conducted on real property owned by U-Wrench-It Kansas City Properties, LLC, a Delaware limited liability company, of which VRS is the Sole member ("UWI-KC PROPERTIES").

     D. The Business in Virginia Beach, Virginia is (i) owned and operated by U-Wrench-It Auto Parts of Virginia Beach, LLC, a Delaware limited liability company, of which VRS is the sole member ("UWI-VAB"), and
          (ii) conducted on real property owned by U-Wrench-It Virginia Beach Properties, LLC, a Delaware limited liability company, of which VRS is the Sole member- ("UWI-VAB PROPERTIES").

     E. The Business in Columbus, Ohio is (i) owned and operated by U-Wrench-It Auto Parts of Columbus, LLC, a Delaware limited liability company, of which VRS is the sole member ("UWI-COL"), and (ii) conducted on real property leased to U-Wrench-It Columbus Properties, LLC, a Delaware limited liability company, of which VRS is the Sole member ("UWI-COL PROPERTIES") from CRC Ohio Management LLC (the "Leased Facility").

     F. Each of UWI-STL Properties, UW-KC Properties, UWI-VAB Properties and UWI-COL Properties are referred to herein collectively as the "PROPERTY OWNERS." Each of UWI-STL, UW-KC, UWI-VAB and UWI-COL are referred to herein collectively as the "BUSINESS SELLERS." VRS, the Business Sellers and the Property Owners are referred to herein collectively as the "SELLER" or "SELLERS."

     G. Buyer desires to purchase and/or lease, or cause one of its newly formed subsidiary limited liability companies (each a "BUSINESS BUYER") to purchase and/or lease, from the

          Business Sellers and the Property Owners and the Business Sellers and the Property Owners desire to sell and/or lease to the Business Buyers, certain of the Business Sellers' and Property Owners' assets, properties and rights related to the Businesses upon the terms and subject to conditions of this Agreement. PNP and the Business Buyers are referred to herein collectively as the "BUYER."

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants, representations, warranties, conditions, and agreements contained herein and in the related agreements, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

     1. PURCHASE AND SALE OF THE BUSINESS.

          1.1 ASSETS TO BE TRANSFERRED. At the Closing (defined below) on the Closing Date (defined below) and effective as of the Effective Time (defined below), VRS shall and shall cause the Business Sellers to sell, assign, transfer and convey to Buyer and the Business Buyers, and Buyer and the Business Buyers shall purchase, acquire and accept from VRS and the Business Sellers, all of Seller's and the Business Sellers' right, title and interest in, to and under all the assets, properties and rights, real, personal or mixed, tangible or intangible, wherever located, which are owned or held by VRS and the Business Sellers in connection with the Businesses as of the Effective Time (the "ASSETS"), including without limitation all assets, properties and rights owned or held by VRS and the Business Sellers and described in the following clauses
(a) through (k):

               (a) The inventory of automobiles and automobile parts located at each of the Facilities (defined below) (collectively, "INVENTORY"). The Inventory is sold in "as is" condition;

               (b) The equipment, vehicles, machinery and fixtures used in the operation of the Businesses and more particularly described in EXHIBIT A (collectively, "EQUIPMENT");

               (c) The goodwill of the Businesses (the "GOODWILL"), including, without limitation, the full benefit of all trade contracts, commitments and agreements, whether verbal or written to which VRS and the Business Sellers may be entitled in respect of the Businesses;

               (d) All licenses, registrations, permits and qualifications of the Businesses required by any governmental or regulatory authority, to the extent transferable;

               (e) All trade secrets, research data, designs, proprietary know-how, technical information, specifications and materials in whatever form used in or relating to the Businesses and all rights and interests in and to the Intellectual Property (defined below), including all goodwill associated therewith;

               (f) All right, title and interest of the Seller and the Business Sellers in computer software and documentation therefor used in the Businesses, including all electronic data, processing systems, source codes, program specifications, input data, report layouts and formats, operating and training manuals, and all revisions, enhancements and modifications thereto, in whatever form and media;

               (g) All books, records, files and documents relating to the Businesses, including without limitation, books of account, ledgers, journals, sales and purchase records, lists of suppliers, cost and pricing information, business reports, plans and projections and all other correspondence, data and information, financial or otherwise in any format and media whatsoever; the full benefit of all maintenance contracts, warranties and warranty rights (express or implied) which may apply to any of the Assets;

               (h) The full benefit of any other rights or privileges belonging to VRS and the Business Sellers related to the Businesses, together with the exclusive right of Buyer and the Business Buyers to each represent itself as carrying on the Businesses in continuation of and in succession to VRS and the Business Sellers, including use of the existing telephone numbers and, subject to the License Agreement, the exclusive right to use any words indicating that the Businesses are so carried on, including the right to use the Trademark (defined below) in connection with the Businesses to be carried on by Buyer and the Business Buyers;

               (i) The existing leases with Banc of America Leasing & Capital, LLC ("B of A Leasing") for the forklifts and car crushers described on EXHIBIT B (collectively, the "ELKO LEASES"), including the right to exercise the buy-out option, for the amount described on EXHIBIT B, under the Elko Leases financed through Bank of America, N.A. and B of A Leasing. Notwithstanding anything else contained herein, the Parties acknowledge that the Buyer shall exercise the buy-out option contained in the Elko Leases by paying directly to B of A Leasing an amount representing the entire outstanding amount owed to B of A Leasing under the Elko Leases, and Bank of America N.A. or B of A Leasing, as applicable, shall release the Seller from any obligation under the Elko Leases;

               (j) $60,000 in petty cash, at least $8,000 of which shall be in the cash drawers at each of the four Facilities (defined below) on the Closing Date; and

               (k) Any warranties and guaranties relating to the Equipment or the Facilities and all files, books and records in the possession of Seller, any Business Seller, any Property Owner or any of its affiliates or agents, relating to or reasonably required for the post-closing operation of the Business.

          1.2 THE LEASES.

               (a) At the Closing, VRS shall and shall cause each of UWI-STL Properties, UWI-KC Properties and UWI-VAB Properties, and subject to SECTION 1.2(B) below UWI-COL, to enter into a lease with Buyer or a Business Buyer for the real property owned or leased by such Property Owner and used in connection with the Businesses (collectively, the "LEASES" and individually, a "LEASE"), including all buildings, improvements, water rights, air rights, mineral rights, privileges, hereditaments and all appurtenances attached thereto and all fixtures located thereon, including the right to any easements or rights-of-way adjacent to the real estate (collectively, the "FACILITIES" and individually, a "FACILITY"), in the form attached hereto as and more particularly described in EXHIBIT C.

               (b) At the Closing, in the event that UWI-COL shall not have completed the purchase of the Leased Facility from CRC Ohio, Management LLC, Seller shall and shall cause UWI-COL Properties to enter into a sublease with Buyer or a Business Buyer for the Leased Facility (the "SUBLEASE"), including all buildings, improvements, water rights, air rights, mineral rights, privileges, hereditaments and all appurtenances attached thereto and all fixtures located thereon, including the right to any easements or rights-of-way adjacent to the real estate (the Leased Facility referred to herein collectively with the Facilities of the other Property Owners as the "FACILITIES" and individually as a "FACILITY"), in the form attached hereto as and more particularly described in EXHIBIT C.

               (c) VRS shall cause UWI-COL Properties to purchase the Leased Facility within 2 years of the Closing. In the event UWI-COL fails to complete such purchase by such date, then the rent due under the Sublease at that time and thereafter shall be reduced by 20% until such purchase is completed as set forth in the Sublease for such Facility.

          1.3 NON-COMPETE AND NON-SOLICITATION. In addition, at the Closing Buyer, VRS and each of VRS' members (collectively, the "DESIGNATED INDIVIDUALS") shall enter into non-compete and non-solicitation agreements in the form of EXHIBIT D (the "SELLER NON-COMPETE AGREEMENT").

          1.4 EXCLUDED ASSETS AND LIABILITIES.

               (a) Buyer shall not purchase any of the assets or liabilities of VRS or the Business Sellers' other than the Assets. Notwithstanding any provision in this Agreement to the contrary, the following assets are excluded from the Assets and shall remain the property of VRS, the Business Sellers and the Property Owners after the Closing: (i) all cash in excess of $60,000 of petty cash, (ii) accounts receivable, (iii) fee simple title to any real estate,
(iv) 2 automobiles used by employees, a 1998 Buick Park Avenue, VIN:
1G4CW52K8W4613097 and a 2004 GMC Pickup TK25753 VIN: 1GTGK23454F170778, (v)
loader leases with B of A Leasing under lease schedule 03076-00300-002 (which is incorrectly referenced by B of A Leasing in their account records as Customer Unit ID 307600303, Unit Number 2773796), lease schedule 03076-00300-003 (which is incorrectly referenced by B of A Leasing in their account records as Customer Unit ID 307600304, Unit Number 2774182) and lease schedule 03076-00300-004
(which is incorrectly referenced by B of A Leasing in their account records as Customer Unit ID 307600305, Unit Number 2774546), (vi) any security deposits, which shall be forwarded to Seller by Buyer within 30 days of receipt of same by Buyer; (vii) the Volvo L90C articulating frame front end loader, serial # 62295, and (viii) the SD-80 PDS-2 Rough Terrain Sellick Fork Lift at the Virginia Beach Facility, which Buyer agrees to purchase from Seller within four days following Closing for a purchase price of $51,324.00, subject to reasonable inspection and provided such equipment is in good working order.

               (b) Buyer shall not assume or in any way be liable for the payment, performance and discharge of any liabilities or obligations of VRS, the Business Sellers or the Property Owners whatsoever, whether liquidated or unliquidated, known or unknown, contingent or otherwise, related to the Businesses, the employees of the Businesses, the Assets, the Facilities or operations conducted thereat, except as specifically provided in EXHIBIT E. No other statement in or provision of this Agreement and no other statement, written or oral, action or failure to act includes or constitutes any such assumption or agreement, and any statement to the contrary by any person is unauthorized and hereby disclaimed.

     2. PURCHASE PRICE; PAYMENT.

          2.1 PURCHASE PRICE. The purchase price that Buyer shall pay to VRS and the Business Sellers for the Assets and the Seller Non-Compete Agreement shall be $18,500,000 (the "PURCHASE PRICE"). The parties agree that the Purchase Price shall be allocated for tax purposes as set out in EXHIBIT F and each party shall file their respective tax returns in accordance with such allocation.

          2.2 PAYMENT. On the Closing Date, Buyer shall deliver, by wire transfer of immediately-available funds:

               (a) The Purchase Price to VRS, less the Holdback Amount (defined below) and less any portion of the Purchase Price delivered by Buyer directly to Seller's lenders in order to release such lenders' liens on the Assets, the debt with respect to the Sellick Fork Lift to be purchased by Buyer following closing and described in SECTION 1.4(A)(VIII), and the debt secured by the Facilities to be leased to Buyer and the debt related to the four Hydrostatic loaders described in SECTION 1.4(A)(V) (the "PAY-OFF AMOUNT");

               (b) The Holdback Amount to the Escrowee (defined below) in accordance with SECTION 3.2 below; and

               (c) The Pay-off Amount to Sellers' lenders on behalf of and for the benefit of VRS.

     3. CLOSING AND ESCROW.

          3.1 CLOSING. The consummation of the transactions contemplated by this Agreement (the "CLOSING") shall take place at 9:00 a.m. at the offices of Bryan Cave LLP, One Metropolitan Square, Suite 3600, St. Louis, Missouri, 63102 on January 10, 2005, or such other date as the Parties may mutually agree in writing (the "CLOSING DATE"), effective as of 12:01 a.m. on the Closing Date (the "EFFECTIVE TIME"). Should this transaction fail to close on or before the Closing Date for any reason whatsoever, the Parties at their option by mutual agreement may extend the date for the Closing, subject to the other terms of this Agreement, for a reasonable amount of time to permit Buyer or Sellers to perform or complete any condition or obligation necessary for the Closing, in which event such extended date shall be deemed the Closing Date. In the event the Closing Date determined herein falls on a Saturday, Sunday or other day that is a U.S. legal holiday, the Closing Date shall be the next immediately following normal business day.

          3.2 ESCROW. For the purposes of dealing with the Holdback Amount the Parties shall execute and deliver the Escrow Agreement attached hereto as EXHIBIT G (the "ESCROW AGREEMENT") establishing an escrow ("ESCROW") with Commerce Bank, N.A. (the "ESCROWEE"), on or before the Closing Date.

          3.3 CLOSING COSTS. Except as otherwise specifically provided herein, certain costs and expenses shall be born by each of the Parties as set for the on EXHIBIT H attached hereto. Each Party shall pay its own legal and accounting fees and expenses. Sellers and Buyer shall each pay one-half (1/2) of any fees to the Escrowee. All costs associated with the transfer of Assets hereunder shall be borne equally by the Parties, other than the Intellectual Property. Buyer shall bear all costs associated with the transfer of Intellectual Property.

          3.4 DELIVERIES.

               (a) BY SELLERS. VRS shall execute and deliver or cause the appropriate Business Sellers and Property Owners to execute and deliver the following to the Buyer on or before the Closing Date, all in form and substance reasonably acceptable to Buyer:

                    (i) A Bill of Sale for the Assets;

                    (ii) Assignments from Sellers of the contracts and the intangibles to be transferred to Buyer hereunder (the "ASSIGNMENT AND ASSUMPTION OF Contracts");

                    (iii) The Equipment Lease from Al-Jon pursuant to which Seller will lease to Buyer four pieces of hydrostatic equipment described therein, in the form of EXHIBIT I (the "EQUIPMENT LEASE");

                    (iv) The Seller Non-Compete Agreement, dated as of the Closing Date and fully executed by Seller and the Designated Individuals;

                    (v) The Escrow Agreement;

                    (vi) The Leases and the Sublease, each in duplicate;

                    (vii) The IP License Agreement and Software License Agreements (each as defined in SECTION 10);

                    (viii) A certified copy of the resolutions adopted by the members of Seller and approving and authorizing VRS, the Business Sellers and the Property Owners to enter into the transactions contemplated hereunder;

                    (ix) The written release of all Liens relating to the Assets executed by the holder of or parties to each such Lien satisfactory in substance and form to Buyer and its counsel; provided, however, that written evidence of such Lien releases may be delivered after Closing so long as Buyer has received, on or before Closing, a pay-off letter from the holder of each of such Liens stating that the Liens will be released upon the payment of the related indebtedness;

                    (x) An assignment from VRS of the Intellectual Property to be transferred hereunder (the "IP ASSIGNMENT");

                    (xi) The certificate of Sellers certifying that the conditions contained in SECTION 4.1(A) and SECTION 4.1(B) have been satisfied;

                    (xii) Pay-off letters from Bank of America, N.A. and any other lenders or evidence of payment of certain liabilities to Sellers, including bank debt and other similar long term indebtedness to third parties;

                    (xiii) The transaction closing statement executed by Buyer and Seller at Closing (the "CLOSING STATEMENT") describing all payments made at Closing;

                    (xiv) In the event that Seller has not fully completed the purchase of the Leased Facility prior to the Closing Date, a Consent, Estoppel and Non-Disturbance Agreement from the Landlord of the Leased Facility, which shall include consent for the sublease of such Facility from UWI-COL to Buyer, in the form attached hereto as EXHIBIT J, and a tenant's affidavit acceptable to the Buyer's title company so that such title company can issue leasehold title insurance;

                    (xv) An owner's affidavit with respect to each of the Virginia Beach, St. Louis and Kansas City Facilities, and a tenant's affidavit in respect of the Leased Facility, in each case in the form attached as EXHIBIT K; and

                    (xvi) Such further instruments and documents as Buyer may reasonably require to assure the full and effective sale, transfer, conveyance, assignment or delivery to it of the Assets and the performance of Sellers' obligations hereunder.

               (b) BY BUYER. Buyer shall execute and deliver the following to VRS, the Business Sellers or the Property Owners, as appropriate, on or before the Closing Date, all in form and substance reasonably acceptable to Seller:

                    (i) The Leases, each in duplicate;

                    (ii) The Sublease, in the event that Buyer has not completed the purchase of the Leased Facility;

                    (iii) The Escrow Agreement;

                    (iv) The Seller Non-Compete Agreement;

                    (v) The IP License Agreement and Software License Agreement;

                    (vi) The Equipment Lease;

                    (vii) The Assignment and Assumption of Contracts;

                    (viii) A certified copy of the resolutions adopted by the Board of Directors of each of the partners of Buyer approving and authorizing Buyer to enter into the transactions contemplated hereunder;

                    (ix) The certificate of Buyer certifying that the conditions contained in SECTION 4.2(A) and SECTION 4.2(B) have been satisfied;

                    (x) The Closing Statement describing all payments made at Closing; and

                    (xi) Such further instruments and documents as Seller may reasonably require to assure the full and effective sale, transfer, conveyance, assignment or delivery to it of the Assets and the performance of Buyer's obligations hereunder.

               (c) BOOKS AND RECORDS. On the Closing Date, Seller shall have the originals or photocopies of all files, books and records in the possession of Seller, any of the Business Sellers or Property Owners or any of its affiliates or agents relating to the operation of the Businesses available for Buyer at any of the Facilities. For a period of at least 90 days following the Closing Date, Seller shall provide Buyer with reasonable access during normal business hours to any books or records related to the Businesses pre-Closing which are located at the Seller's administration offices in Ottumwa, Iowa, in order to confirm that all such books and records are properly delivered to Buyer. From and after the Closing, for a period to expire on the later of 7 years or until the indemnification obligations of the Seller are fully satisfied, Buyer agrees to preserve and provide Seller and its agents, attorneys and representatives reasonable access during normal business hours to all files, books and records delivered by Seller to Buyer, wherever located.

     4. CONDITIONS TO CLOSING.

          4.1 BUYER'S CONDITIONS TO CLOSING. Buyer's obligation to proceed with the Closing is subject to the satisfaction or waiver by Buyer of each of the conditions set forth below, which are for Buyer's benefit only:

               (a) Sellers' representations and warranties set forth in this Agreement shall be true and correct in all material respects, except for those representations and warranties that are qualified as to materiality which shall be true and correct in all respect, on and as of the date hereof and on and as of the Closing Date as if made on and as of the Closing Date, except for modifications to any representation or warranty, which may have been agreed to in writing by Buyer.

               (b) Sellers shall have performed and complied in all material respects with all agreements and conditions required by this Agreement and the Leases to be performed or complied with by the Sellers on or prior to the Closing Date.

               (c) Seller shall have delivered or caused to be delivered to Buyer the documents required of Sellers and the Designated Individuals pursuant to SECTION 3.4(A) and complied with the requirements of SECTION 3.4(C).

               (d) All consents and approvals from Governmental Bodies (defined below) and third parties under contracts necessary to ensure that Buyer will continue to have the same full rights with respect to the Assets as Seller had immediately prior to the consummation of the transaction contemplated hereunder shall have been obtained.

               (e) Seller, as of the Closing Date, is in compliance with all of its terms regarding delivery of the Facilities to Buyer.

               (f) During the Interim Period (defined below) there will have been no changes in the Businesses, except changes which have occurred in the ordinary course of a Business and which individually or in the aggregate, have not affected and which would not reasonably be expected to affect the condition of any of the Businesses in any material adverse respect. Without limiting the generality of the foregoing:

                    (i) no damage to or destruction of any material part of the Assets shall have occurred, whether or not covered by insurance;

                    (ii) Seller shall have at least 1,200 cars at each of the St. Louis, MO and Virginia Beach, VA Facilities and at least 1,000 cars at each of the Kansas City, MO and Columbus, OH Facilities and no material change in the quality or age of the Inventory shall have occurred;

                    (iii) none of the automobile suppliers of any of the Businesses that account for greater than 5% of any of the Businesses (by dollar volume) shall have ceased or advised Seller or Buyer of its intention to cease delivering or selling to the applicable Business; and

                    (iv) no directive, order, decision or ruling of any court, tribunal or regulatory authority shall have been made, which would impose any limitations or conditions which would have a material adverse effect on any of the Businesses or which prohibits or prevents the consummation of the transactions contemplated by this Agreement.

               (g) Buyer has obtained any and all licenses, permits, registrations, certificates and authorizations necessary to operate the Businesses or the Facilities, including without limitation those set forth on
Schedule 11.1(t) hereto and a letter from the zoning authority for the city of Columbus, Ohio confirming that the use of the UWI-COL Properties' Facilities as a salvage yard is a legal non-conforming use; provided that Buyer has been diligent in its efforts to obtain such items and except where the failure to obtain such items would not reasonably be expected to have a material adverse affect on the Business following the Closing Date.

          4.2 SELLER'S CONDITIONS TO CLOSING. Seller's obligation to proceed with the Closing is subject to the satisfaction or waiver by Seller of each of the conditions set forth below, which are for Seller's benefit only:

               (a) The representations and warranties of Buyer in this Agreement shall be true and correct in all material respects, except for those representations and warranties that are qualified as to materiality which shall be true and correct in all respects, on and as of the date hereof and on and as of the Closing Date as if made on and as of the Closing Date, except for modifications to any representation or warranty, which may have been agreed to in writing by Seller.

               (b) Buyer shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by Buyer on or prior to the Closing Date.

               (c) Buyer has obtained a letter from the zoning authority for the city of Columbus, Ohio confirming that the use of the UWI-COL Properties' Facilities as a salvage yard is a legal non-conforming use.

               (d) Buyer shall have delivered (i) the amounts set forth in
SECTION 2.2 to the parties designated therein, (ii) the amounts set forth in
SECTION 1.1(I) to B of A Leasing, and (iii) the documents required of Buyer pursuant to SECTION 3.4(B).

     5. POSSESSION. Possession of the Facilities and the Assets shall be delivered to Buyer on the Closing Date and the Leases shall commence on the Closing Date. On the Closing Date, Seller shall deliver to Buyer keys to all locks on the Facilities in the possession of Seller or Seller's agents or employees.

     6. RISK OF LOSS. The risk of loss to each Facility by fire, flood or other casualty shall be borne by Seller up to the Effective Time. In the event of any such loss or damage, if the estimated cost of repair or restoration is less than Three Hundred Fifty Thousand Dollars ($350,000), Seller shall be allowed a reasonable time, not to exceed sixty (60) days from the date of the event giving rise to the loss or damage (the "OCCURRENCE"), to replace such loss or repair such damage to Buyer's reasonable satisfaction (collectively, the "REPAIRS"). In the event the estimated cost of Repairs exceeds Three Hundred Fifty Thousand Dollars ($350,000), Seller shall have the option by giving notice to Buyer of its election, not later than ten (10) days following receipt of notice of the Occurrence, but not the obligation, to complete such Repairs within a reasonable time, not to exceed ninety (90) days from the date of the Occurrence. If Seller fails to deliver such notice, it shall be deemed to have elected to complete the Repairs. In the event Seller fails to complete such Repairs within the applicable time period, Buyer shall have the option to (i) terminate this Agreement, whereupon the Parties shall have no further obligations under this Agreement, except as otherwise expressly provided herein, or (ii) proceed with the Closing in accordance with the terms of this Agreement, provided, however, Seller shall assign any insurance proceeds received (or the right to receive such proceeds) as a result of such loss or damage to Buyer at Closing. Buyer shall give Seller written notice of its election within ten (10) days following the applicable period for Seller to complete the Repairs. If Buyer fails to so notify Seller, Buyer shall be deemed to have elected to terminate this Agreement.

     7. SALES TAX; BULK SALES NOTICES. Any sales tax and other taxes (other than income taxes of the Seller) due as a result of the transactions contemplated by this Agreement shall be shared equally by the Parties. The Buyer acknowledges that the Business Sellers will not comply with the notice provisions of any bulk sales transfer laws. The Sellers shall indemnify, defend and hold the Buyer harmless from any liability arising from such non-compliance.

     8. CONDUCT OF BUSINESS. From the date hereof until the Closing (the "INTERIM PERIOD"), Seller shall maintain adequate resources and personnel sufficient to conduct the Businesses and maintain the Assets and the Facilities with prudence and diligence at least equal to the conduct of the Businesses and maintenance of the Assets and the Facilities prior to the date hereof. Without limiting the generality of the foregoing, Seller shall (i) at its own cost keep all insurances coverages in full force and effect; (ii) at its own cost operate and maintain the Facilities and all Equipment in their condition and repair on the date hereof, ordinary wear and tear excepted, and (iii) not enter into any transaction not in the ordinary course of business nor terminate, amend modify or extend any existing lease, agreement, or contract. During the Interim Period, Seller shall cooperate with Buyer in order to insure the uninterrupted operation of business during the transfer of the Businesses and the Assets by Seller to Buyer. Seller shall take such actions as are reasonable to effect an orderly transition of the Businesses to Buyer, including, to make appropriate employees reasonably available to Buyer for purposes of carrying out the provisions of this Agreement on Seller's behalf. Seller shall use its best efforts to cooperate with Buyer to assist Buyer in obtaining any necessary licenses, permits, registrations, certificates or authorizations.

     9. EMPLOYEES AND BENEFIT PLANS. Buyer shall have the right, at the Buyer's sole option, to offer employment as of the Closing to current employees of Seller (the employees that accept such offer of employment are referred to as "TRANSFERRED EMPLOYEES"); provided, however, that nothing shall be construed to limit or restrict Buyer's ability to terminate the employment of the Transferred Employees following the Closing or to require Buyer to maintain the terms of such employment, including any particular level of benefits. Seller shall be responsible for all employment-related liabilities incurred or accrued prior to, or as a result of the Closing, and for any employment-related liabilities arising at the time of or after Closing, including without limitation, under the Worker Adjustment and Retraining Notification Act of 1998 or similar applicable state laws, and any liabilities in connection with all salaries, wages, termination pay, wrongful dismissal claims, holiday pay, employment insurance premiums, Workers' Compensation payments, income tax and applicable pension plan deductions and other payments to be made to or on behalf of the employees or otherwise, whether such claims are asserted before or after Closing, but excluding any accrued vacation pay which shall be the responsibility of Buyer. Buyer shall be responsible for employment related liabilities with respect to the Transferred Employees, which accrue and are the results of events occurring after the Closing. Buyer agrees to allow Seller to retain the full-time services of Chris Pettis for up to 30 days following Closing.

     10. USAGE OF INTELLECTUAL PROPERTY AND LICENSES.

          10.1 INTELLECTUAL PROPERTY LICENSE. The Assets purchased by Buyer hereunder include (1) the registered trademark "U Wrench It", which shall be referred to in this Agreement as the "TRADEMARK", (2) certain know-how and trade secrets which shall be referred to as the "Know-How", and (3) certain software (the "Software"), in each case as more particularly described in the IP License Agreement (defined below). Certain members and affiliates of Seller, including Howard N. Veneklasen, Tina Meckley, Frank W. Webber, Jr., Troy Webber, Ronald E. Copher, Richard O. Copher and affiliates controlled by them shall each be entitled to use the Trademark, Software, and the Know-How in accordance with and subject to the terms and provisions of an Intellectual Property License Agreement (the "IP LICENSE AGREEMENTS") in the form attached hereto as and more particularly described in EXHIBIT L.

          10.2 SOFTWARE AND KNOW-HOW LICENSE. Buyer shall permit J.H.K. Venture Capital Limited Partnership and affiliates controlled by it to use the Software and know-how in accordance with and subject to the terms and provisions of a Software and Know-How License Agreement in the form attached hereto and as more particularly described in EXHIBIT M, and will use commercially reasonable efforts to provide Seller with any updates to such Software package, for so long as Buyer continues the active use of such Software; provided, however that

Buyer may discontinue its active use of such Software in its sole discretion at any time. The Parties acknowledge that Buyer is not making any representation or warranty regarding such Software or upgrades and Buyer will not provide any "help line" support, installation or manuals.

     11. REPRESENTATIONS AND WARRANTIES.

          11.1 SELLERS' REPRESENTATIONS AND WARRANTIES. Sellers hereby make the following representations and warranties, each of which is true and correct on the date hereof and shall survive the Closing to the extent set forth herein:

               (a) DUE ORGANIZATION, AUTHORITY AND QUALIFICATION. Each of Seller, the Business Sellers and the Property Owners is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and lawful authority to own, lease and operate its properties and to carry on its business, including the Businesses.

               (b) AUTHORITY TO EXECUTE AND PERFORM AGREEMENTS. Each of Seller, the Business Sellers and the Property Owners has the requisite power and authority to enter into, execute and deliver this Agreement and each and/or every agreement and instrument contemplated hereby to which the Sellers are or will be a party, and to perform fully its obligations hereunder and thereunder. This Agreement has been duly executed and delivered by Seller, and each and every agreement and instrument contemplated by this Agreement to which Seller, a Business Seller or a Property Owner is a party will be duly executed and delivered by such Seller, Business Seller or Property Owner and (assuming due execution and delivery by Buyer) this Agreement and each such other agreement and instrument will be valid and binding obligations of such Seller, Business Seller or Property Owner (and with respect to the Seller Non-Compete Agreement, each Designated Individual), enforceable against such Seller, Business Seller or Property Owner (and the Designated Individual, as applicable) in accordance with their respective terms, except as such enforceability may be subject to (i) any bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at Law or in equity). Except as expressly set forth on Schedule 11.1(b), no Seller, Business Seller or Property Owner is a party to or bound by any agreement in relation to the Businesses or any order, Law or requirement of any Governmental Body which does or would (1) restrict or limit its right to carry on any activities of the Businesses in the ordinary course of such Businesses or to solicit business from any party, (2) or any such agreement or any order, Law or requirement of any Governmental Body which does or would (i) conflict with or be breached or violated or the obligations thereunder accelerated or increased (whether or not with notice or lapse of time, or both) by the execution, delivery or performance by such Seller, Business Seller or Property Owner of this Agreement or (ii) prevent the carrying out of the transactions contemplated hereby. The transactions contemplated hereby will not result in the creation of any lien, security interest, financing statement, mortgage, indenture, deed of trust, pledge, charge, adverse claim, easement, restriction or other encumbrance (each individually a "LIEN") against such Seller, Business Seller or Property Owner, the Facilities or the Assets.

               (c) COMPLIANCE WITH INSURANCE REQUIREMENTS. Each of the Sellers has at all times since inception of its business maintained insurance as required by Law or any contract to which it is or has been a party, including without limitation general comprehensive liability, unemployment and workers' compensation coverage. Schedule 11.1(c) sets forth the insurance maintained by the Sellers, together with the amount of coverage for each policy. All of such insurance policies are in full force and effect (with respect to the applicable coverage periods), and none of the Sellers is in default with respect to any of its obligations under any of such insurance policies. The cost of such insurance is accurately reflected in the Financial Statements. None of the Sellers has received any notice from any insurer of any the Businesses, the Facilities or the Assets stating that any requirement of its insurance policy has been violated, or requiring any work to be performed as a condition to the renewal of any insurance policy, nor does Seller, the Business Sellers or the Property Owners have any knowledge after due inquiry of the existence of any such violation, which has not been cured.

               (d) COMPLIANCE WITH LAWS AND LITIGATION. To Sellers' knowledge after due inquiry, neither Seller, the Business Sellers nor the Property Owners, in connection with the operation of the Businesses, nor any of the Assets or the Facilities are in material violation of, or currently the subject of a claim of remedial or similar obligation under any applicable order, judgment, injunction, award, decree or writ (collectively, "ORDERS"), or any applicable law, statute, code, ordinance, regulation or other requirement, excluding Environmental Laws (defined below) (collectively, "LAWS"), of any government or political subdivision thereof, or any agency or instrumentality of any such government or political subdivision, or any court or arbitrator (collectively, "GOVERNMENTAL BODIES"), there are no conditions that may result in remedial or similar obligations with respect to the Facilities or the operations thereat, or the Assets, and none of the Sellers has received written notice that any such violation is being or may be alleged. Further, except as set forth on Schedule 11.1(d) there are no actions, suits, claims or legal, administrative or arbitral proceedings or investigations (collectively, "CLAIMS") pending or, to the knowledge of the Sellers, threatened against or involving Seller, the Business Sellers, the Property Owners, the Facilities or any operations thereat, or any of the Assets. Sellers are not now operating under or subject to or in default of any Order or Law or any other requirement of any Governmental Body relating to their properties or the Businesses.

               (e) NO BREACH. Neither the execution and delivery by the Sellers of this Agreement or the other related agreements, documents and instruments required for Closing, the consummation of the proposed transaction, nor the Seller's performance of this Agreement or the performance of Seller, the Business Sellers or the Property Owners of any other related agreement, document or instrument requires the Sellers to obtain any consent, approval or action of, or make any filing with or give any notice to, any Governmental Body or any other person or entity.

               (f) THE INVENTORY. Except as set forth in Schedule 11.1(f), the Business Sellers are the sole owners of the Inventory, free and clear of all Claims, charges, Liens or rights of others of any nature, description or kind whatsoever. The Inventory is fit for its intended use, is in compliance with all applicable Laws and at a level, quality and age which is consistent with the Business Sellers' past practices for normal operations. The Inventory contains the normal volume of resalable parts.

               (g) THE EQUIPMENT. Except as set forth in Schedule 11.1(g), the Business Sellers are the sole owner of the Equipment, free and clear of all claims, charges, liens, encumbrances, security agreements, or rights of others of any nature, description or kind whatsoever.

               (h) PERSONAL PROPERTY LEASES. Set forth on Schedule 11.1(h) is a list of certain personal property leases and purchase contracts (the "PERSONAL PROPERTY LEASES"). Seller has made available to Buyer a true, correct and complete copy of each Personal Property Lease. Except as set forth on Schedule 11.1(h), all rentals due under such leases have been paid and there exists no default by the Sellers or by any other party to such leases under the terms thereof and no event has occurred which, upon passage of time or the giving of notice, or both, would result in any event of default by the Sellers or by any other party to such leases, or prevent the Sellers from exercising and obtaining the benefits of any rights or options contained therein. Except as set forth in
Schedule 11.1(h), the Sellers have all right, title and interest of the lessee under the terms of said leases, free of all Liens and all such leases are valid and in full force and effect.

               (i) THE FACILITIES. Except as set forth on Schedule 11.1(i):

                    (i) Except for UWI-COL Properties and except as set forth in
Schedule 11.1(i), the Property Owners own fee simple title to the Facilities and none of the Facilities is subject to any Lien. UWI-COL Properties has a valid and binding lease and option to purchase with respect to the Leased Facility, true and correct copies of which have been provided to the Buyer. Seller will cause UWI-COL Properties to exercise such option and close on the purchase of the Leased Facility within 2 years of the Closing. Each Property Owner has full authority to enter into a lease for each of the Facilities pursuant to the terms of this Agreement. UWI-COL Properties has the full authority to enter into a sublease of the Leased Facility, and to purchase the Columbus Facility as described above.

                    (ii) At Closing, Buyer shall have the right to maintain or use such Facilities and to conduct such activities thereon as maintained, used or conducted by the Sellers on the date hereof. At Closing, Buyer shall have all rights, easements and agreements necessary for the use and maintenance of water, gas, electric, telephone, sewer or other utility pipelines, poles, wires, conduits or other like facilities, and appurtenances thereto, over, across and under the Facilities. To Sellers' knowledge after due inquiry, there is no condition affecting the Facilities or the improvements located thereon which requires repair or correction to restore the same to reasonable operating condition.

                    (iii) Except as set forth in Schedule 11.1(i)(iii), none of the Sellers has received notice from any Governmental Body or any proposed or threatened condemnation, eminent domain action or rezoning against the Facility. If any of the Sellers becomes aware of any of the foregoing after the date hereof (whether arising before or after the date hereof), but prior to the Closing Date, it shall give prompt notice thereof to Buyer. In the event that Buyer receives notice of any condemnation or similar action regarding any of the Facilities, Buyer may, in Buyer's sole and absolute discretion but without obligation to do so, terminate this Agreement, and this Agreement shall then automatically terminate and neither party shall thereafter have any further obligations or liability under this Agreement, except as otherwise expressly provided for herein. If Buyer does not elect to terminate this Agreement following receipt of such notice, then any condemnation or similar awards received by the Sellers, whether received before or after Closing, shall be deemed to be included in the Assets and the Sellers shall promptly deliver the same to Buyer.

                    (iv) Each Business Seller and/or Property Owner possesses a valid use permit for auto dismantling for each Facility. Seller will provide documentation satisfactory to Buyer of the valid use permit for auto dismantling for each Facility. The Sellers have operated the Businesses and each Facility in accordance with the requirements and limitations of such use permits.

               (j) ENVIRONMENTAL CONDITIONS.

                    (i) Seller has disclosed and made available to Buyer true, complete and correct copies of all reports, studies, investigations, audits, analysis, tests or monitoring in the possession of or initiated or prepared by or on behalf of the Sellers pertaining to any environmental matter relating to any Premises, Hazardous Substances or compliance with Environmental Laws, Environmental Permits and employee safety.

                    (ii) As used in this Agreement, the term "PREMISES" means the Facilities and related real property; the term "ENVIRONMENTAL LAWS" means all federal, state and local statutes, regulations, ordinances, judgments, decrees and permits pertaining to the protection of human health, safety or the environment; the term "ENVIRONMENTAL PERMITS" means all required permits, licenses and authorizations required by any Environmental Law; and the term "HAZARDOUS SUBSTANCES" means any hazardous, toxic, radioactive or infectious substance, pollutant, material or waste as defined, listed or regulated under any Environmental Law, including, without limitation, petroleum oil and its fractions.

               (k) BUSINESS IN COMPLIANCE. Except as set forth in Schedule 11.1(k), each of Seller, the Business Sellers and the Property Owners is (A) validly and properly registered, authorized or licensed and in good standing under the appropriate laws of each and every jurisdiction in which the nature of the Assets or the nature of the Businesses make such qualification necessary; and (B) is in compliance with all laws, ordinances and regulations of all Governmental Bodies relating to the conduct of the Businesses and of all terms and conditions of its licenses, permits, registrations, certificates or authorizations, and there is no proceeding in progress, pending or threatened that could result in the revocation, cancellation or suspension of any permits, licenses, registrations, certificates or authorizations necessary or desirable for the operation of any of the Premises and the Businesses.

               (l) SELLER'S FINANCIAL STATEMENTS AND FINANCIAL RECORDS. The financial statements previously delivered to Buyer and attached hereto as
Schedule 11.1(l) are identified as VRS' Consolidated Balance Sheets as of December 31, 2002 and December 31, 2003 and the related Statements of Operations, Members' Equity and Cash Flows for the periods then ended and the Business Sellers' Balance Sheets and Income Statements as of June 30, 2004 (collectively, the "FINANCIAL STATEMENTS"). Seller's books, records and Financial Statements are true, correct and complete in all material respects and have been prepared in accordance with Generally Accepted Accounting Principles applied on a consistent basis, except that the June 30,

2004 Balance Sheets and Income Statements of the Business Sellers do not include normal year-end adjustments. The Financial Statements present fairly and accurately the revenues, financial condition, financial position, assets and liabilities (whether accrued, absolute, contingent or otherwise) of the Businesses and the results of all of the operations of the Businesses for the periods indicated in the Financial Statements.

               (m) FINANCIAL CONDITION OF BUSINESSES. The Sellers have no liabilities with respect to the Businesses (whether accrued, absolute, contingent or otherwise) of any kind, except: (i) liabilities disclosed or provided for in the most recent part of the Financial Statements; and (ii) liabilities incurred in the ordinary course of business since the date of the most recent Financial Statements that are not inconsistent with past practice, and which do not have in the aggregate, a material adverse effect upon the business, assets, financial condition or results of operations of the Businesses. The financial condition of the Businesses is now at least as good as the financial condition reflected in the Financial Statements.

               (n) CONDITION OF ASSETS.

                    (i) All of the Assets (except Inventory) are in normal working condition and are in a normal state of repair and maintenance.

                    (ii) To Seller's knowledge after due inquiry, Seller is not aware of any viruses affecting the computer systems, including hardware and software, and the Sellers have taken, and will continue to take, all steps and implement all procedures to reasonably necessary to protect such systems from viruses until the Closing Date.

               (o) INTELLECTUAL PROPERTY.

                    (i) Schedule 11.1(o) sets forth the registered Intellectual Property (defined below) of the Sellers. Except as set forth in Schedule 11.1(o), the Intellectual Property is owned by the Sellers free and clear of all encumbrances and is in good standing and duly registered in all appropriate offices to preserve the rights thereof and thereto; there are no royalties or other fees required to be paid by the Sellers to any other person with respect to the Intellectual Property; the Intellectual Property is valid and enforceable and encompasses all proprietary rights necessary or desirable for the operation of the Businesses as presently conducted and as proposed to be conducted and the Sellers have the exclusive right to use the Intellectual Property.

                    (ii) To the best of Sellers' knowledge, the conduct of the Businesses does not infringe upon the patents, trade marks, trade names, copyrights or other intellectual property, domestic or foreign, of any other person, firm or corporation; or involve the use of trade marks or trade names that would constitute acts of unfair competition or infringement.

                    (iii) There has been no claim made or, to Sellers' knowledge, threatened, against the Sellers asserting the invalidity, misuse or unenforceability of any of the Intellectual Property or challenging the Sellers' right to use or ownership of any of the Intellectual Property, and there are no valid grounds for any such claim or challenge.

                    (iv) The consummation of the transactions contemplated by this Agreement will not alter, impair or extinguish the Sellers' rights in and to any of the Intellectual Property.

For the purposes of this Agreement, "INTELLECTUAL PROPERTY" means all trade names (including without limitation "U-Wrench-It" and any derivations thereof), trade marks, trade mark applications and registrations, industrial designs, patents, patent applications and registrations, copyrights, copyright applications and registrations, both domestic and foreign, used in whole or in part or required for the proper carrying on of the Businesses.

               (p) TAX MATTERS.

                    (i) Each of the Sellers has paid all Government Charges (defined below) that are due and payable by it on or before the date hereof. There are no actions, suits, proceedings, investigations, or inquiries now pending or made or, to the best of the knowledge of the Sellers, threatened against the Sellers in respect of Government Charges. Each of the Sellers has withheld from each amount paid or credited to any person the amount of Government Charges required to be withheld therefrom and has remitted such Government Charges to the proper tax or other receiving authorities within the time required under applicable legislation. All income tax returns required to be filed by the Sellers have been accurately and properly filed. Without limiting the foregoing, none of the tax returns contains any position that is, or would be, subject to penalties under section 6662 of the Code (or any corresponding provisions of state or local tax law). For the purposes hereof, "GOVERNMENT CHARGES" means all taxes, levies, assessments, re-assessments and other charges together with all penalties, interest and fines with respect thereto, payable to any Governmental Bodies.

                    (ii) There are no Liens for taxes (other than for current taxes not yet due and payable) upon any Assets.

                    (iii) None of the Sellers is a party to or bound by any tax indemnity, tax sharing or tax allocation agreement or arrangement, and none of the Sellers (i) is and never has been a member of an "affiliated group" within the meaning of Section 1504 of the Code or (ii) has any liability for the taxes of any other party under Treasury Regulation Section 1.1502-6 (or similar provision of state or local Law) as a transferee or successor, by contract or otherwise.

                    (iv) None of the Sellers has conducted the Businesses outside the States of Missouri, Ohio and Virginia in a manner that would subject it to the income tax of a state other than such states.

                    (v) None of the Sellers has received from any federal, state or local tax authority any (i) notice indicating an intent to open an audit or other review; (ii) request for information related to tax matters; or (iii) notice of deficiency or proposed adjustment for any amount of tax proposed, asserted, or assessed by any tax authority against it.

               (q) WARRANTIES AND DISCOUNTS. Other than in the ordinary course of business, the Sellers have not given any guarantee or warranty of any of the products sold or services provided as part of the Businesses or incurred any repair or maintenance obligations to customers of the Businesses or entered into any agreement with any customer which would require repurchase of products, price adjustment, refund, discount or concession to any customer.

               (r) EMPLOYMENT AGREEMENTS AND LABOR MATTERS. There are no outstanding employment agreements relating to anyone working in any of the Businesses and there are no employees of any of the Businesses who are not "at will" employees. Further, there are no existing or, to the best of the knowledge of the Sellers, threatened labor strikes or labor disputes, grievances, controversies or other labor troubles affecting any of the Businesses and there are no agreements with any labor union or collective agreements of any kind to which any of the Sellers is a party in the operation of the Businesses. To the best of the Sellers' knowledge there are and have been no attempts to organize or establish any labor union with respect to the Businesses or any controversy existing, pending or, to the Sellers' knowledge, threatened with any association or union or collective bargaining representative of the employees of the Sellers. No current or former employee of any of the Sellers has any claim against any of the Sellers on account of or for (i) overtime pay, other than overtime pay for the current payroll period, (ii) wages or salary (excluding current bonus accruals and amounts accruing under pension and profit sharing plans) for any period other than the current payroll period, (iii) vacation, time off or pay in lieu of vacation or time off, other than that earned in respect of the current fiscal year, or (iv) any violation of any Law relating to minimum wages or maximum hours of work. No claim has been made that remains outstanding for breach of any contract of employment or for services or for severance or redundancy payments or protective awards or for compensation for unfair dismissal or for failure to comply with any Law concerning employment rights or in relation to any alleged sex or race discrimination or for any other liability accruing from the termination or variation of any contract of employment or for services, nor is any of the Sellers aware that any such claim has been threatened or is pending.

               (s) OUTSTANDING AGREEMENTS.

                    (i) None of the Sellers is a party to or bound by any agreement, contract or commitment, whether written or verbal, relating to the Businesses (collectively, the "CONTRACTS" and individually, a "CONTRACT"), except for those described on Schedule 11.1(s) or those made in the ordinary course of business under which the Sellers have a financial obligation of less than $20,000 per annum and which can be terminated by the Sellers without payment of any damages or penalty by giving not more than 30 days notice. None of the Sellers has received any notice of any intention to terminate, repudiate or disclaim any Contract. Each of the Contracts is a valid, binding and enforceable obligation of the Sellers and the other parties thereto, in accordance with its terms and conditions, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and general equitable principles. Except as indicated in Schedule 11.1(s), (x) the Sellers are not, (y) to the extent it would create a current or future liability of Buyer and/or the Sellers, the Sellers have not been, and (z) no other party to a Contract is in material breach or violation of or default under any Contract, and no event has occurred that, with the passage of time or the giving of notice, or both, would constitute, and neither the execution of this Agreement nor the Closing hereunder do or will constitute or result in, such a breach, violation or default on the part of any party thereto, cause the acceleration of any obligation of the Sellers or any other party thereto, or the creation of a Lien upon the Assets, or require any consent thereunder. Seller has delivered or caused to be delivered to Buyer a true, complete and accurate copy of each Contract.

               (t) LICENSES AND PERMITS. The Sellers possess all licenses, permits and other authorizations and approvals required for the conduct of the Businesses at all times prior to the Closing, such licenses, permits and authorization are listed on Schedule 11.1(t), and each such license or permit is valid and in full force and effect. Each of the Sellers is in compliance with all such licenses, permits and authorizations. No such license, permit or authorization has been, or to Sellers' knowledge is threatened to be, revoked, canceled, suspended or materially adversely modified. Neither the execution of this Agreement nor the Closing do or will constitute or result in a default under or violation of any such license, permit or authorization, except to the extent Sellers' failure to continue its business operations after Closing results in the cancellation of any such license, permit or other authorization. Sellers make no representation as to the transferability of any such license, permit or other authorization.

               (u) SELLERS' KNOWLEDGE. Except as set forth in Schedule 11.1(u), since December 31, 2003, to Sellers' knowledge, no adverse event, circumstance or condition (financial or otherwise) relating to the Assets or the Businesses has occurred which would reasonably be expected to have a material adverse effect on the Business or the Assets.

Each of the Sellers acknowledges that the foregoing warranties and representations are material and are being relied upon by Buyer (the continued truth and accuracy of which shall constitute a condition precedent to Buyer's obligations hereunder). Each of the Sellers represents and warrants to, and covenants with Buyer that Seller's representations and warranties set forth in this SECTION 11.1 will be true and correct as of the Closing Date. Each of the Sellers agrees to take no voluntary and intentional actions or omissions to act, which would cause any of Sellers' representations, warranties or covenants contained in this Agreement to become untrue. If, after the date hereof and prior to the Closing Date, any of the Sellers becomes aware that any of Sellers' representations, warranties or covenants are, or have become, untrue (whether occurring before or after the date hereof), with or without the voluntary and intentional act or omission to act of any of the Sellers, then Seller shall promptly give written notice of such fact to Buyer. In such event, Buyer may, in Buyer's sole and absolute discretion but without obligation to do so, terminate this Agreement prior to Closing if such matter has a material adverse effect on the Business or the Assets, in which event neither Party shall thereafter have any further obligations or liability under this Agreement, except as otherwise expressly provided herein.

          11.2 BUYER'S REPRESENTATIONS AND WARRANTIES. Buyer hereby makes the following representations and warranties, each of which is true and correct on the date hereof and shall survive the Closing Date and the transactions contemplated hereby to the extent set forth herein.

               (a) DUE ORGANIZATION, AUTHORITY AND QUALIFICATION. Buyer is a general partnership duly organized, validly existing and in good standing under the laws of the State of California and has all requisite power and lawful authority to own, lease and operate its properties and to carry on its business.

               (b) AUTHORITY TO EXECUTE AND PERFORM AGREEMENTS. Buyer has the requisite power and authority to enter into, execute and deliver this Agreement and each and every agreement and instrument contemplated hereby to which Buyer is or will be a party, and to perform fully Buyer's obligations hereunder and thereunder. This Agreement has been duly executed and delivered by Buyer, and each and every agreement and instrument contemplated by this Agreement to which Buyer is a party will be duly executed and delivered by Buyer and (assuming due execution and delivery by the Sellers) this Agreement and each such other agreement and instrument will be valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, except as such enforceability may be subject to (i) any bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). Buyer is not a party to or bound by any agreement or any order or requirement of any court or Governmental Body which would restrict or limit its ability to perform its obligations hereunder.

               (c) Buyer has disclosed and made available to Seller true, complete and correct copies of the Bridgewater power point presentation, including the related raw data, attached hereto as Schedule 11.2(c).

Buyer acknowledges that the foregoing warranties and representations are material and are being relied upon by Seller (the continued truth and accuracy of which shall constitute a condition precedent to Seller's obligations hereunder). Buyer represents and warrants to, and covenants with Seller that Buyer's representations and warranties set forth in this SECTION 11.2 will be true and correct as of the Closing Date. Buyer agrees to take no voluntary and intentional actions or omissions to act which would cause any of Buyer's representations, warranties or covenants in this Agreement to become untrue. If, after the date hereof and prior to the Closing Date, Buyer becomes aware that any of Buyer's representations, warranties or covenants are, or have become untrue (whether occurring before or after the date hereof), with or without the voluntary and intentional act or omission to act of Buyer, then Buyer shall promptly give written notice of such fact to Seller. In such event, Seller may, in Seller's sole and absolute discretion but without obligation to do so, terminate this Agreement, in which event neither Party shall thereafter have any further obligations or liability under this Agreement, except as otherwise expressly provided for herein.

     12. INDEMNIFICATION.

          12.1 SURVIVAL OF REPRESENTATIONS. Except as otherwise provided herein, all representations and warranties contained in this Agreement or in any certificate or other closing document delivered by or on behalf of the Parties pursuant to this Agreement or in connection with this transaction shall survive the Closing Date for a period of two (2) years; provided, however, that such expiration shall have no effect on any notice of claim made prior to such expiration with respect to any breach of such representation or warranty occurring prior to such expiration and set out in such notice of claim; and provided further , that the representations and warranties contained in (i)
SECTION 11.1(A) (Due Organization, Authority and Qualification), SECTION 11.1(b) (Authority to Execute and Perform Agreements), Section 11.1(j) (Environmental) and any representation regarding title or ownership of the Assets shall survive the Closing Date indefinitely, (ii) SECTION 11.1(P) (Tax Matters) shall survive the Closing Date until the expiration of the applicable statutes of limitation, and (iii) SECTION 11.1(N)(I) (Condition of Assets) shall survive the Closing Date for 4 days.

          12.2 BY SELLER. Seller agrees to indemnify, defend and hold Buyer and its affiliates, including the shareholders, directors, officers, partners, employees, successors, assigns, representatives and agents ("BUYER INDEMNIFIED PARTIES"), harmless from and against, any loss, cost, liability, claim, expense, penalty or fine, including reasonable attorneys' fees (without regard to whether litigation is commenced) ("LOSSES") suffered or incurred, directly or indirectly, as a result of

               (a) any breach by Seller of any of Seller's representations, warranties, covenants or obligations contained in this Agreement;

               (b) the ownership or operation of the Businesses prior to the Effective Time; or

               (c) the matters set forth on Schedule 11.1(d), Schedule 11.1(k),
Schedule 11.1(o) and Schedule 11.1(t).

                        In addition, Seller hereby releases and agrees to indemnify, defend and hold harmless Buyer and its affiliates, including their shareholders, directors, officers, partners, employees, successors, assigns, representatives and agents from and against any and all claims arising from or in connection with any breach by UWI-COL Properties of any obligation arising under that certain Ground Lease dated December 9, 2000 by and among CRC Ohio Management Company, LLC, acting on behalf of and as agent for Columbus Recycling LLC, as lessor, and UWI-COL Properties, as lessee, as amended by that certain First Amendment to Ground Lease dated January 9, 2002, that certain Letter Agreement dated December 9, 2000, captioned "2716 Groveport Road Auto Salvage Property" and that certain Letter Agreement dated January 9, 2002 captioned "Letter Agreement to amend Letter of Intent dated December 9, 2000", including, without limitation, the obligation of UWI-COL Properties to maintain certain environmental liability insurance for the fluid containment building located on the Columbus, Ohio Facility for a period (3) years from the date of termination of the Lease for the Columbus, Ohio Facility.

          12.3 BY BUYER. Buyer agrees to indemnify, defend and hold Seller and its affiliates, including the shareholders, directors, officers, partners, employees, successors, assigns, representatives and agents ("SELLER INDEMNIFIED PARTIES"), harmless from any Losses suffered or incurred, directly or indirectly, as a result of any breach by Buyer of any of Buyer's representations, warranties, covenants or obligations contained in this Agreement or the ownership or operation of the Businesses following the Effective Time.

          12.4 NOTICE OF CLAIM. A Party seeking indemnification hereunder shall promptly notify the other Party of the existence of any matter to which the indemnification obligations would apply; provided however, that the right of a Party to be indemnified hereunder shall not be adversely affected by a failure to give such notice unless, and then only to the extent that, the other Party is actually prejudiced thereby; and provided further that a Party seeking indemnification will notify the other Party prior to taking any action with respect to such matter other than necessary emergency actions. The indemnified Party shall give the indemnifying Party the opportunity to defend a third-party claim at its own expense and with counsel of its own selection as long as the indemnifying Party has agreed to accept responsibility for any potential liability for such claim; provided that the indemnified Party shall at all times also have the right to fully participate in the defense at its own expense, subject to its right to payment (including reimbursement for legal fees) as provided in SECTION 12.5 below. With respect to any claim made under this SECTION 12.4, the indemnifying Party shall have two weeks to notify the indemnified Party of its intent to cure the applicable breach and provide a plan pursuant to which such cure will take place. The indemnified Party shall have the right to reasonably approve any such plan to cure. If such plan is approved by the indemnified Party, the indemnifying Party shall maintain the right to cure such breach provided that such Party is diligent in its efforts to effect such cure.

          12.5 HOLDBACK; ESCROW. Buyer shall withhold One Million Dollars $1,000,000 from the Purchase Price as a fund from which all or a portion of Seller's indemnification obligations under this SECTION 12 and the Leases may be satisfied, by paying such funds into Escrow ("HOLDBACK AMOUNT") pursuant to the terms of the Escrow Agreement and to be distributed in accordance with the notice and claim submission procedures contained in the Escrow Agreement. In the event Buyer is entitled to indemnity from Seller under this Agreement or the Leases, without prejudice to the rights of Buyer to seek any recovery from and against Seller, Buyer shall be entitled to recover all or any portion of such claimed amount to the extent of the Holdback Amount held in the Escrow; provided, however, that Buyer shall first make a claim against the Holdback Amount before exercising its rights under SECTION 12.6 OR SECTION 12.8(C). Claims under the Escrow shall bear interest from the date on which the claim is asserted until paid at the rate of interest, if any, earned on funds held in the Escrow. Except as provided in the preceding sentence, all interest earned on the Holdback Amount shall be payable to Seller. Provided that there has not been any claim made by Buyer against the Holdback Amount (or if such claim has been made, it has been satisfactorily resolved between the parties), the Holdback Amount (or the balance thereof remaining after deducting payments made to Buyer from the Holdback Amount) shall be paid to Seller on the first anniversary of the Closing.

          12.6 CLAIMS IN EXCESS OF HOLDBACK AND SET-OFF. In the event Buyer makes claims for indemnification under this Agreement which, individually or in the aggregate are in excess of the amount then remaining in Escrow and Seller disputes such excess claims, then the Parties shall submit such disputed claims in excess of the Holdback Amount to binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Seller shall pay Buyer the amount of any award to Buyer in such arbitration; provided, however, that Buyer shall also be entitled to set-off such amount as awarded by the arbitrator and any amounts subject to set off by a Buyer Indemnified Party under Section 17.2 of any Lease or the Sublease from any amount due from Buyer to Seller under the Leases or Sublease.

          12.7 LIMITATIONS ON INDEMNIFICATION. Notwithstanding anything contained in this SECTION 12 to the contrary, the provisions for indemnity contained in SECTION 12.2 of this Agreement for a breach of the representations and warranties contained in SECTION 11 of this Agreement, and the provisions for indemnity contained in SECTION 12.8 of this Agreement (except with respect to any Environmental Losses for which Buyer is entitled to indemnity under

Section 13(a)), shall be effective only when the aggregate amount of all Losses or Environmental Losses for which such indemnification is sought from Seller under such sections exceeds Fifty Thousand U.S. Dollars (US$50,000), in which case the Buyer shall be entitled to indemnification of its Losses or Environmental Losses only in excess thereof.

          12.8 ENVIRONMENTAL INDEMNIFICATION.

               (a) BY SELLER. Seller agrees to indemnify, defend and hold the Buyer Indemnified Parties harmless from and against, any Losses, including, without limitation, remediation and clean-up costs and reasonable attorneys' fees ("ENVIRONMENTAL LOSSES") suffered or incurred, directly or indirectly, as a result of (i) the presence or release of Hazardous Substances on or migrating from any of the Premises to the extent remediation or clean-up is required under applicable Environmental Laws, or (ii) any actual or alleged violation of any Environmental Law or Environmental Permit arising out of or resulting from the operation of the Businesses or the condition of the Premises ("ENVIRONMENTAL MATTERS"), in each case to the extent existing or occurring prior to the Closing Date, and Orders or Claims relating thereto, except that the foregoing indemnity obligations shall not apply to any portion of the Environmental Losses caused by or resulting from the negligence or willful misconduct of the Buyer Indemnified Parties.

               (b) BY BUYER. Buyer agrees to indemnify, defend and hold Seller Indemnified Parties harmless from and against, any Environmental Losses suffered or incurred, directly or indirectly, as a result of Environmental Matters, to the extent first occurring after release, discharge or action taken on or after the Closing Date (except if taken or caused by Seller or any of its affiliates), and any Orders or Claims relating thereto, except that the foregoing indemnity obligations shall not apply to any portion of the Environmental Losses caused by or resulting from the negligence or willful misconduct of the Seller Indemnified Parties.

               (c) SET-OFF FOR ENVIRONMENTAL LOSSES. Buyer, in addition to the remedies available to it under any other provision of this Agreement, at law or in equity, shall be entitled to set-off against any amounts due from Buyer to Sellers under this Agreement, the Leases or the Sublease, subject to, and after first seeking redress under, SECTION 12.5 and SECTION 12.7 of this Agreement, the amount of any Environmental Losses for which an arbitration panel or court of competent jurisdiction has finally determined that Seller is obligated to indemnify any Buyer Indemnified Party under this SECTION 12.8; provided, however, that if the Buyer believes that any Buyer Indemnified Party is entitled to indemnification from Seller for Environmental Losses that such party is then incurring under any Order or Claim by a third party or Governmental Body that has not been finally resolved within one year after Buyer provided notice of such suit or claim to Seller, then Buyer shall be entitled to set-off such amount. Notwithstanding the foregoing, Buyer shall be required to repay Seller the amount of any Environmental Losses so set-off for which an arbitration panel or a court of competent jurisdiction finally determines that any Buyer Indemnified Party was not entitled to indemnification from Seller under this
Section 12.8, plus interest from the date of set-off through the date of payment at the prime lending rate as reported in the Wall Street Journal.

               (d) PAYMENT FOR SELLER ENVIRONMENTAL LOSSES. Within ten (10) business days after receipt of a written request from Seller and delivery of reasonable supporting documentation, Buyer shall either pay Seller, by wire transfer of immediately available funds, for Environmental Losses asserted by Seller under SECTION 12.8(B) above or give notice to Buyer specifying in reasonable detail the points of disagreement.

               (e) SURVIVAL. Notwithstanding the survivability or limits, if any, of any representation or warranty contained in this Agreement, Seller and Buyer agree that the indemnification provided under this SECTION 12.8 shall survive without expiration.

          12.9 SECURITY FOR OBLIGATIONS. As security for Sellers' obligations under this SECTION 12, each of the Property Owners hereby agrees that, for two
(2) years following the Closing Date, it shall not sell such property or any interest therein without first obtaining the prior written consent of the Buyer, which consent may be withheld in Buyer's sole discretion; provided, however, each of the Property Owners shall be permitted to borrow up to $500,000 secured by a lien on its respective property as permitted under the Lease or Sublease to Buyer or Business Buyer for such property.

     13. ENVIRONMENTAL COVENANTS.

               (a) Buyer may complete the activities described on Schedule 13(a) at Buyer's sole cost and expense in compliance with all applicable Environmental Laws and Environmental Permits after the Closing Date, except that Seller shall have the right to review and approve Buyer's plans for completing such activities prior to their commencement, which approval will not be unreasonably withheld, conditioned or delayed. Buyer shall be entitled to indemnification from Seller pursuant to SECTION 12.8 herein for any Environmental Losses incurred by Buyer in completing the activities described in Schedule 13(a). Buyer will prepare and provide Seller with a report for each activity summarizing the completion thereof, including, without limitation, copies of all assessments and information on the testing transportation and disposal of any contaminated media as a part of the activities within a reasonable period of time after Buyer completes such activity.

               (b) Seller may complete the additional activities described on
Schedule 13(b) at Seller's sole cost and expense in compliance with all applicable Environmental Laws and Environmental Permits, provided that Seller shall fully indemnify Buyer pursuant to SECTION 12.8 herein for any Environmental Losses incurred by Buyer as a result of any of the activities described in Schedule 13(b). Access shall be provided in accordance with the Access Agreement attached hereto as EXHIBIT N. Seller shall diligently pursue the completion of the activities in a manner to minimize interfere with the operations of Buyer at any of the Premises. In the event of any material interference with Buyer's operations due to any of the activities described solely in Schedule 13(b), Seller shall reimburse Buyer for its losses in accordance with SECTION 13(F). Seller shall have until the date one hundred eighty (180) days from the Closing Date to complete any excavation of soil pursuant to the activities described on Schedule 13(b), except if more time is required by a Governmental Body. Seller shall continue to have access after such time for the purposes of conducting any additional groundwater assessment, monitoring or remediation other than excavation of soils until such activities are complete. Except with respect to activities described in SECTION 13(C), Seller shall not notify any Governmental Body concerning the activities (other than to clear utilities or any required land disturbance permit or erosion or sediment control plan) unless information discovered in performing the activities requires Seller to make a notification to a Governmental Body under an applicable Environmental Law or Environmental Permit. Seller will prepare and provide Buyer with a report for each activity summarizing the completion thereof, including, without limitation, copies of all assessments and information on the testing transportation and disposal of any contaminated media as a part of the activities within a reasonable period of time after Seller completes such activity.

               (c) Seller may contact the Virginia Department of Environmental Quality concerning item C.1 on Schedule 13(b) and pursue a no further action letter for the petroleum release identified therein subject to the terms of
SECTION 13(B) (other than notification to a Governmental Body), provided that Seller shall fully indemnify Buyer pursuant to SECTION 12.8 herein for any Environmental Losses incurred by Buyer as a result of Seller's actions pursuant to this Section 13(c); and provided further, that in the event of any material interference with Buyer's operations due to Seller's actions pursuant to this
Section 13(c), Seller shall reimburse Buyer for its losses in accordance with
SECTION 13(F).

               (d) In the event that Seller is able to characterize the extent of the contamination identified in item D.2 on Schedule 13(b) in situ such that the full extent of any proposed excavation can be determined prior to excavation of soils, Seller shall have the right to make the appropriate notification to the United States Environmental Protection Agency and to excavate the contaminated soil in the area upon the prior written consent of Buyer which shall not be unreasonably withheld or delayed provided that Seller has entered into a contract for the purchase of the Premises from the owner and subject to the terms of SECTION 13(B) (other than notification to a Governmental Body).

               (e) Except with respect to the activities described on Schedule 13(a), Buyer shall not excavate the soils at any of the Premises, without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed, unless such excavation occurs at a depth that is no greater than 30 inches below the existing ground surface. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, Buyer shall have the right to take any emergency actions, without the Seller's prior written consent, that are necessary to comply with Environmental Laws or Environmental Permits and shall provide notice of the same with reasonable detail to Seller as soon as reasonably practicable.

               (f) Buyer's losses attributable to any material interference with, or Buyer's inability to use, all or any portion of a Facility due to any of the activities described solely in Schedule 13(b) shall include its loss of net revenue (gross revenue minus sales taxes minus 22%) attributable to parts sales and customer admissions, but shall exclude all other revenue, including, but not limited to, scrap sales. For purposes of calculating such losses, average net revenue on parts sales and customer admissions for the Seller for the same month or months in 2004 (based upon the Seller's financial statements) during which Buyer experienced such losses shall be the baseline amount, and such amount shall be adjusted by taking into account (i) only the actual portion of the Facility Buyer is unable to use, unless such interference shuts down (A) the processing of vehicles, in which case that will be considered 50% of the Premises for purposes of calculating such losses, or (B) the sales of vehicle parts completely, in which case that will be considered 100% of the Premises for purposes of calculating such losses and (ii) the actual use by Buyer of such portion of the Facility immediately prior to the remediation. Buyer agrees that in no event shall its loss of net revenue under the foregoing provision be deemed to exceed the Purchase Price.

               (g) If Buyer acquires actual knowledge of a violation of any Environmental Permit of the Businesses that existed prior to the Closing Date and that continued after the Closing Date, Buyer shall use commercially reasonable efforts to correct such violation within a reasonable time after such discovery.

     14. NO BROKERS. Buyer and Seller warrant each to the other that no broker's commission or finder's fee is payable with regard to the proposed transaction described in this Agreement. Buyer and Seller shall each indemnify, save, defend and hold the other harmless from and against any and all real estate brokerage commissions, finder's fees and all costs and expenses (including legal fees) of investigating and defending any such claims, payable to any broker or finder which such indemnifying party may have engaged or is claimed to have engaged in connection with this transaction. This SECTION 14 shall survive the Closing or the termination of this Agreement, as the case may be.

     15. VIRGINIA BEACH EMINENT DOMAIN MATTERS.

          15.1 POTENTIAL TAKING. The Parties acknowledge that the Facility owned by UWI-VAB Properties is subject to a potential taking by eminent domain by the City of Virginia Beach. Based on a survey of the property, no buildings are to be constructed within the westerly 300 feet of the property, as this area is reserved for the "future construction of the propose SE Expressway." The City of Virginia Beach Transportation Planner has informed the Parties that a proposed road project known as the SE Expressway would ultimately require the taking of a section of the Virginia Beach Facility approximately 300 feet by 400 feet along Sykes Avenue. The taking of the contemplated area would significantly affect access to the Virginia Beach Facility and the current parking area.

          15.2 TRIGGERING OF OPTION. In the event that the above described taking occurs within 5 years following the date of this Agreement, Seller shall procure a comparable amount of real property adjacent to the Virginia Beach Facility so that there is no disruption or diminishment of Buyer's availability of real property, and lease such property to Buyer in accordance with the terms and provisions of the Lease of the Virginia Beach Facility, and the rent under such Lease shall not increase or decrease except by the mutual agreement of the Parties. In the event that Buyer is not reasonably satisfied that the additional property procured by Seller and leased to Buyer in replacement of the property taken by the City of Virginia Beach is reasonably adequate and comparable to the taken property, then Buyer shall have the option (the "PUT OPTION") to sell to Seller, and Seller shall have the obligation to buy from Buyer, the remainder of the Virginia Beach Facility, which shall include normal levels/amounts of inventory and equipment, for the price set forth in SECTION 15.3 below.

          15.3 PRICE. The exercise price ("EXERCISE PRICE") for the purchase of the Virginia Beach Facility under the Put Option shall be determined based upon the date (the

"NOTICE DATE") that Buyer provides Seller with written notice of its exercise of the Put Option. The Exercise Price shall be:

               (a) $4,625,000 if the Notice Date is within 1 year following the date of this Agreement;

               (b) $3,700,000 if the Notice Date is more than 1 year following the date of this Agreement and within 2 years following the date of this Agreement;

               (c) $2,775,000 if the Notice Date is more than 2 years following the date of this Agreement and within 3 years following the date of this Agreement;

               (d) $1,850,000 if the Notice Date is more than 3 years following the date of this Agreement and within 4 years following the date of this Agreement;

               (e) $925,000 if the Notice Date is more than 4 years following the date of this Agreement and within 5 years following the date of this Agreement; or

               (f) $0 if the Notice Date is 5 or more years following the date of this Agreement.

          15.4 CLOSING OF OPTION TRANSACTION. The closing of the purchase and sale under the Put Option shall be no more than 30 days following the Notice Date, unless as extended by the mutual agreement of the Parties.

     16. SELLER REIMBURSEMENT FOR WARRANTY EXPENSES. Seller maintains a policy of providing a money-back guarantee to customers. In the event that customers of the Business make claims to Buyer under such money-back guarantee for any Sales by Seller prior to Closing within 30 days following the Closing, Buyer shall refund such customers and at the end of such 30 day period, Buyer shall provide Seller with written notice of the total amount refunded by Buyer to customers, including actual customer receipts with respect to the refunds, and Seller shall promptly reimburse Buyer for such amount. Buyer and Seller agree that Seller will not be required to reimburse Buyer for any customer refunds due to core charges.

     17. MISCELLANEOUS.

          17.1 ENTIRE AGREEMENT. This Agreement (including the Exhibits and Schedules hereto) constitutes the entire agreement between the Parties, all oral agreements being merged herein, and supersedes all prior representations. There are no representations, agreements, arrangements, or understandings, oral or written, between or among the parties relating to the subject matter of this Agreement that are not fully expressed herein.

          17.2 AMENDMENT. The provisions of this Agreement may be modified at any time by agreement of the parties. Any such agreement hereafter made shall be ineffective to modify this Agreement in any respect unless in writing and signed by the parties against whom enforcement of the modification or discharge is sought.

          17.3 WAIVER. Any of the terms or conditions of this Agreement may be waived at any time by the Party entitled to the benefit thereof, but no such waiver shall affect or impair the right of the waiving party to require observance, performance or satisfaction either of that term or condition as it applies on a subsequent occasion or of any other term or condition.

          17.4 ASSIGNMENT. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be transferred, delegated, or assigned (by operation of law or otherwise), by the Parties hereto without the prior written consent of the other Party, except that (i) Buyer shall have the right to transfer and assign any or all of its rights and obligations hereunder to any entity which at the time of such transfer and assignment is controlled by Buyer or by the affiliates of Buyer, including without limitation to newly formed limited liability companies formed for the purpose of purchasing and owning the Assets and leasing the Facilities, provided that Buyer shall not be relieved of its obligations hereunder and (ii) Seller shall have the right to assign its rights to receive payments, but not its obligations, hereunder.

          17.5 SUCCESSION. Subject to the provisions otherwise contained in this Agreement, this Agreement shall inure to the benefit of and be binding on the successors and assigns of the respective parties.

          17.6 PARTIES IN INTEREST. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the Parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any Party to this Agreement, nor shall any provision give any third persons any right of subrogation or action against any Party to this Agreement.

          17.7 SPECIFIC PERFORMANCE. Each Party's obligations under this Agreement are unique. The Parties each acknowledge that, if any Party should default in performance of the duties and obligations imposed by this Agreement, it would be extremely impracticable to measure the resulting damages. Accordingly, the non-defaulting Party, in addition to any other available rights or remedies available to it at law or in equity, may sue in equity for specific performance, and the Parties each expressly waive the defense that a remedy in damages will be adequate.

          17.8 NOTICES. Any notice under this Agreement shall be in writing, and any written notice or other document shall be deemed to have been duly given (i) on the date of personal service on the Parties, (ii) on the third business day after mailing, if the document is mailed by registered or certified mail, (iii) one day after being sent by professional or overnight courier or messenger service guaranteeing one-day delivery, with receipt confirmed by the courier, or
(iv) on the date of transmission if sent by telegram, telex, telecopy or other means of electronic transmission resulting in written copies, with receipt confirmed. Any such notice shall be delivered or addressed to the Parties at the addresses set forth below or at the most recent address specified by the addressee through written notice under this provision. A copy of all notices to Buyer shall be sent to Buyer's address to the attention of the Chief Financial Officer. Failure to give notice in accordance with any of the foregoing methods shall not defeat the effectiveness of notice actually received by the addressee.

          If to Buyer:

          Pick-N-Pull Auto Dismantlers
          7590 Stockton Blvd.
          Sacramento, CA  95823
          Attention:  Seth Robinson
          Facsimile:  (916) 681-2284

          With a copy to:

          Bryan Cave LLP
          One Metropolitan Square, Suite 3600
          211 North Broadway
          St. Louis, Missouri  63102
          Attention: John M. Welge
          Facsimile: (314) 259-2020

          If to Seller.

          Vehicle Recycling Solutions, LLC
          14599 2nd Avenue
          P.O. Box 340
          Ottumwa, IA 52501
          Attention:  Kendig K. Kneen
          Facsimile:  (641) 682-0135

          With a copy to:

          McGuire Woods LLP
          Court Square Building
          310 Fourth Street, N.E., Suite 300
          P.O. Box 1288
          Charlottesville, VA  22902-1288
          Attention: Kurt J. Krueger
          Facsimile:  (434) 980-2261

          17.9 LEGAL FEES; PREJUDGMENT INTEREST. If the services of counsel are required by any Party to secure the performance of this Agreement or otherwise upon the breach or default of another Party to this Agreement, or if any judicial remedy or arbitration is necessary to enforce or interpret any provision of this Agreement or the rights and duties of any person in relation thereto, the prevailing Party shall be entitled to reasonable attorneys' fees, costs and other expenses, in addition to any other relief to which such Party may be entitled. Any award of damages following judicial remedy or arbitration as a result of the breach of this Agreement or any of its provisions shall include an award of prejudgment interest from the date of the breach at the prime rate of interest as published in the Wall Street Journal.

          17.10 COUNTERPARTS. This Agreement may be executed in any number of counterparts with the same effect as if the parties had all signed the same document. All counterparts shall be construed together and shall constitute one agreement.

          17.11 CAPTIONS. All paragraph captions are for reference only and shall not be considered in construing this Agreement.

          17.12 SEVERABILITY. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of the Agreement which can be given effect without the invalid provision shall continue in full force and effect and shall in no way be impaired or invalidated.

          17.13 GOVERNING LAW. The rights and obligations of the parties and the interpretation and performance of this Agreement shall be governed by the laws of Missouri, without regard to its choice of law principles.

          17.14 EXHIBITS. All exhibits and schedules to which reference is made are deemed incorporated in this Agreement whether or not actually attached.

          17.15 GENDER AND NUMBER. As used in this Agreement, the masculine, feminine, or neuter gender, and the singular or plural number, shall each be deemed to include the others whenever the context so indicates.

          17.16 CUMULATIVE REMEDIES. No remedy or election hereunder shall be deemed exclusive but shall whenever possible be cumulative with all other remedies available at law or in equity; provided that in no event shall any Party be liable to the other for consequential or punitive damages.

          17.17 ADDITIONAL DOCUMENTS. From time to time prior to and after the Closing, Buyer and Seller shall execute and deliver such instruments of transfer and other documents as may be reasonably requested by the other Party and/or the Escrowee to carry out the purpose and intent of this Agreement.

          17.18 CONSTRUCTION. Buyer and Seller hereby acknowledge and agree that
(i) each Party to this Agreement is of equal bargaining strength, (ii) each Party has actively participated in the drafting, preparation and negotiation of this Agreement, (iii) each Party has consulted or has had the opportunity to consult with such party's own independent counsel, and such other professionals as such Party deems appropriate relative to any and all matters contemplated under this Agreement, (iv) each Party and such Party's counsel and advisors have reviewed this Agreement and following such review each party agrees to enter into this Agreement, and (v) any rule of construction to the effect that ambiguities are to be resolved against the drafting party(ies) shall not apply in the interpretation of this Agreement, or any portions hereof or any amendments hereto. For purposes of this Agreement (i) "knowledge" shall mean the actual awareness of a particular fact, and (ii) "knowledge after due inquiry" shall mean knowledge that would have been acquired by an officer or director of the Sellers upon appropriate inquiry and investigation. The words "know," "knowing" and "known" shall be construed accordingly.

          17.19 TERMINATION. This Agreement may be terminated at any time prior to the Closing only by (i) mutual written consent of Seller and Buyer; (ii) by Seller or Buyer if the other Party shall have breached any provisions of this Agreement and shall not have cured such breach within 10 days of receiving notice of such breach by the non-breaching party; or (iii) by Seller or Buyer if the Closing shall not have occurred on or before January 10, 2005, other than as a result of the breach of this Agreement by the Party seeking to so terminate this Agreement; provided, however, that the right to terminate this Agreement under this SECTION 17.19 shall not be available to any Party whose willful failure to fulfill any obligation hereunder or other breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date. Notwithstanding the foregoing or anything else to the contrary in this Agreement, Seller and Buyer acknowledge and agree that the failure of the Buyer to obtain the zoning letter for the UWI-COL Properties' Facilities by January 10, 2005 in accordance with SECTION 4.1(G) and SECTION 4.2(C) shall not be deemed a willful failure to fulfill any obligation hereunder or a breach of this Agreement by either party and that, unless such condition is waived by the Buyer and the Seller, either party shall have the right to terminate this Agreement as provided in this SECTION 17.19. In the event of any termination of this Agreement as provided in this SECTION 17.19, this Agreement shall forthwith become wholly void and of no further force and effect and there shall be no liability on the part of Buyer or Seller.

          17.20 CONFIDENTIALITY. The Parties agree that, except to the extent required by law, NASDAQ rules or the disclosure policies of Buyer's corporate parent, no disclosure or announcement concerning this Agreement or the transaction contemplated hereunder shall be made without Buyer and Seller's prior written approval; provided, however, that the parties agree that the corporate parent of Buyer may issue a mutually agreed upon press release and file a current report on Form 8-K upon both the execution and closing of this Agreement and may make additional disclosure and file this Agreement with the SEC as required by applicable law and SEC rules. Notwithstanding the foregoing, no such disclosure, announcement or press release shall disclose the names of the principals of Sellers. In the event the Closing has not occurred and this Agreement is terminated in accordance with SECTION 17.19, each party shall either return to the other, or certify the destruction of, all documents, work papers and other material (including all copies thereof) obtained in connection with the transaction contemplated hereby and will use all reasonable efforts, including instructing its employees and others who have had access to such information, to keep confidential and not to use any such information, unless such information is now or hereafter disclosed, through no act or omission of such party, in any manner making such information available to the general public.

     [Remainder of page left intentionally blank; signature page to follow.]

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

THIS CONTRACT CONTAINS BINDING ARBITRATION PROVISIONS WHICH MAY BE ENFORCED BY THE PARTIES.


BUYER:                                       SELLER:

Pick-N-Pull Auto Dismantlers
By:  Norprop, Inc., a general partner        Vehicle Recycling Solutions, LLC


By: /s/ Tom Klauer                           By: /s/ Kendig K. Kneen
    ---------------------------------            -------------------------------

Its: Authorized Agent                        Its: President
     --------------------------------             ------------------------------

Address: 7590 Stockton Blvd.                 Address: 14599 2nd Avenue
         Sacramento, CA                               Ottumwa, IA 52501
         ----------------------------                 --------------------------

Facsimile:                                   Facsimile: 641 682-6294
           --------------------------                   ------------------------


BUSINESS SELLERS AND PROPERTY OWNERS:

U-WRENCH-IT AUTO PARTS OF ST. LOUIS, LLC


By: /s/ Kendig K. Kneen
    --------------------------------------------
Name: Kendig K. Kneen
      ------------------------------------------
Title: President
       -----------------------------------------


U-WRENCH-IT ST. LOUIS PROPERTIES, LLC


By: /s/ Kendig K. Kneen
    --------------------------------------------
Name: Kendig K. Kneen
      ------------------------------------------
Title: President
       -----------------------------------------

U-WRENCH-IT AUTO PARTS OF KANSAS CITY, LLC


By: /s/ Kendig K. Kneen
    --------------------------------------------
Name: Kendig K. Kneen
      ------------------------------------------
Title: President
       -----------------------------------------


U-WRENCH-IT KANSAS CITY PROPERTIES, LLC


By: /s/ Kendig K. Kneen
    --------------------------------------------
Name: Kendig K. Kneen
      ------------------------------------------
Title: President
       -----------------------------------------


U-WRENCH-IT AUTO PARTS OF VIRGINIA BEACH, LLC


By: /s/ Kendig K. Kneen
    --------------------------------------------
Name: Kendig K. Kneen
      ------------------------------------------
Title: President
       -----------------------------------------


U-WRENCH-IT VIRGINIA BEACH PROPERTIES, LLC


By: /s/ Kendig K. Kneen
    --------------------------------------------
Name: Kendig K. Kneen
      ------------------------------------------
Title: President
       -----------------------------------------


U-WRENCH-IT AUTO PARTS OF COLUMBUS, LLC


By: /s/ Kendig K. Kneen
    --------------------------------------------
Name: Kendig K. Kneen
      ------------------------------------------
Title: President
       -----------------------------------------


U-WRENCH-IT COLUMBUS PROPERTIES, LLC


By: /s/ Kendig K. Kneen
    --------------------------------------------
Name: Kendig K. Kneen
      ------------------------------------------
Title: President
       -----------------------------------------